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                                                                   EXHIBIT 2.42



                      BONNEVILLE INTERNATIONAL CORPORATION
                           BONNEVILLE HOLDING COMPANY
                                BROADCAST HOUSE
                               55 NORTH 300 WEST
                           SALT LAKE CITY, UTAH 84180



                                 August 6, 1997



Scott K. Ginsburg
Chairman and Chief Executive Officer
Evergreen Media Corporation
433 East Las Colinas Boulevard
Irving, Texas 75039

Steven Dinetz, President
Chancellor Broadcasting Company
Suite 405
12655 N. Central Expressway
Dallas, Texas 75243

         Re:      Bonneville/Evergreen/Chancellor

Dear Scott and Steven:

                  This letter agreement, when signed by all parties below, will constitute a grant by Bonneville Holding Company and Bonneville International Corporation and/or their assigns (collectively, "Bonneville") to Evergreen Media Corporation ("EMC") and Chancellor Broadcasting Company ("Chancellor"), and/or their affiliates, subsidiaries and assigns (collectively, "Evergreen") of an option (the "Option") to cause the parties hereto to enter into and consummate those certain transactions described herein (the "Transaction").

                  The price for the Option will be Three Million Dollars ($3,000,000) (the "Option Payment") to be paid in cash by Evergreen by 5:00 p.m. EDT on August 8, 1997. The Option may be exercised at any time after September 1, 1997 until 5:00 p.m. EST on December 31, 1997 (the "Option Expiration Date"), by written notice from Evergreen to Bonneville (the "Exercise"). If Evergreen effects the Exercise, then the parties will negotiate in good faith a final agreement governing the Transaction (the "Exchange Agreement"). The Exchange Agreement will be based upon the essential terms and conditions contained herein, together with such other terms and conditions as are customarily found in agreements governing similar transactions. The Exchange Agreement will be signed no later than ten (10) business days after the Exercise. The Exchange Agreement will not require Bonneville to disclose financial information regarding the Corporation of the President of the Church of Jesus Christ of Latter-Day Saints and its subsidiaries and affiliates



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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 2


(other than Bonneville) to regulatory agencies in connection with the Transaction. If the parties are unable to agree on the final terms and conditions of the Exchange Agreement, they will be bound and governed by this letter agreement. If Evergreen does not effect the Exercise, then Bonneville shall retain the Option Payment and the parties shall have no further obligations to the other hereunder.

                  The parties acknowledge that EMC and Chancellor have entered into an Agreement and Plan of Merger dated February 19, 1997 (the "Merger Agreement"). EMC and Chancellor presently contemplate that their merger will close in early September 1997, at which time EMC will be the surviving entity and will be renamed Chancellor Media Corporation (the "Merger"). Consequently, it is anticipated that the collective rights and obligations of Chancellor and EMC will become those of Chancellor Media Corporation (and its subsidiaries) pursuant to the Merger. In the event the Merger Agreement is terminated or the closing of the Merger is delayed, upon Exercise, EMC and Chancellor agree that they will each contribute their respective stations and be jointly and severally obligated to contribute the Cash Consideration (as defined below) in order to permit the Transaction to be consummated in an orderly manner.

                  In the Transaction, Bonneville will receive from Evergreen certain operating assets of radio stations WTOP(AM), Washington, D.C., WGMS(FM), Washington, D.C. and KZLA(FM), Los Angeles, California (the "Evergreen Stations"), as well as certain facilities of radio station WASH(FM), Washington, D.C., and Sixty Million Dollars ($60,000,000) in cash (less the Option Payment and interest on the Option Payment at eight percent (8%) per annum from August 8, 1997 until the closing date of the Transaction) (the "Cash Consideration") in exchange for certain operating assets of radio stations WDBZ(FM), New York, New York, KLDE(FM), Houston, Texas and KBIG(FM), Los Angeles, California (the "Bonneville Stations").

                  The assets of WTOP(AM) to be acquired by Bonneville (the "WTOP Assets") are all of the assets used or held for use in the operation of WTOP(AM) or associated with the business of WTOP(AM), including but not limited to (i) all of the licenses, permits, permissions, call letters and other authorizations issued to Evergreen by the Federal Communications Commission ("FCC"), (ii) all real property together with all improvements thereon, to the extent of any interest owned or leased by Evergreen, (iii) all equipment, studio and office furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property, and (iv) all of Evergreen's rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, licenses, permits and privileges, trade secrets, call signs and other similar intangible personal property and interests relating to WTOP(AM).

                  The assets of WGMS(FM) to be acquired by Bonneville (the "WGMS Assets") are all of the assets used or held for use in the operation of WGMS(FM) or associated with the business of WGMS(FM) including but not limited to (i) all of the licenses, permits, permissions, call letters and other authorizations issued to Evergreen by the FCC, (ii) all real property together with all
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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 3


improvements thereon, to the extent of any interest owned or leased by Evergreen, (iii) all equipment, studio and office furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property, (iv) the WASH(FM) studio lease and all WASH(FM) studio and office equipment, furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property located at the WASH(FM) studio other than promotional, sales, marketing and format specific programming materials, supplies, inventories and property, and (v) all of Evergreen's rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, licenses, permits and privileges, trade secrets, call signs and other similar intangible personal property and interests relating to WGMS(FM). Notwithstanding anything in this paragraph to the contrary, the WGMS Assets shall not include the real property rights relating to the WGMS(FM) studio and the WGMS(FM) equipment, furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property located at the WGMS(FM) studio other than promotional, sales, marketing and format specific programming materials and supplies, inventories and property.

                  The assets of KZLA(FM) to be acquired by Bonneville (the "KZLA Assets") are all of the assets used or held for use in the operation of KZLA(FM) or associated with the business of KZLA(FM) including but not limited to (i) all of the licenses, permits, permissions, call letters and other authorizations issued to Evergreen by the FCC, (ii) all real property together with all improvements thereon, to the extent of any interest owned or leased by Evergreen, (iii) all equipment, studio and office furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property, and (iv) all of Evergreen's rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, licenses, permits and privileges, trade secrets, call signs and other similar intangible personal property and interests relating to KZLA(FM). Notwithstanding anything in this paragraph to the contrary, the KZLA Assets shall not include the real property rights relating to the KZLA(FM) studio and the equipment, furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property located at the KZLA(FM) studio other than promotional, sales, marketing and format specific programming materials and supplies, inventories and property.

                  The assets of WDBZ(FM) to be acquired by Evergreen (the "WDBZ Assets") are all of the assets used or held for use in the operation of WDBZ(FM) or associated with the business of WDBZ(FM), including but not limited to (i) all of the licenses, permits, permissions, call letters and other authorizations issued to Bonneville by the FCC, (ii) all real property together with all improvements thereon, to the extent of any interest owned or leased by Bonneville, (iii) all equipment, studio and office furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property, and (iv) all of Bonneville's rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, licenses, permits and privileges, trade secrets, call signs and other similar intangible personal property and interests relating to WDBZ(FM).


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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 4


                  The assets of KLDE(FM) to be acquired by Evergreen (the "KLDE Assets") are all of the assets used or held for use in the operation of KLDE(FM) or associated with the business of KLDE(FM), including but not limited to (i) all of the licenses, permits, permissions, call letters and other authorizations issued to Bonneville by the FCC, (ii) all real property together with all improvements thereon, to the extent of any interest owned or leased by Bonneville, (iii) all equipment, studio and office furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property, (iv) all of Bonneville's rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, licenses, permits and privileges, trade secrets, call signs and other similar intangible personal property and interests relating to KLDE(FM), and
(v) the partnership interest held by a subsidiary of Bonneville in the partnership that owns the tower on which the KLDE(FM) antenna is located.

                  The assets of KBIG(FM) to be acquired by Evergreen (the "KBIG Assets") are all of the assets used or held for use in the operation of KBIG(FM) or associated with the business of KBIG(FM), including but not limited to (i) all of the licenses, permits, permissions, call letters and other authorizations issued to Bonneville by the FCC, (ii) all real property together with all improvements thereon, to the extent of any interest owned or leased by Bonneville, (iii) all equipment, furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property, and (iv) all of Bonneville's rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, licenses, permits and privileges, trade secrets, call signs and other similar intangible personal property and interests relating to KBIG(FM). Notwithstanding anything in this paragraph to the contrary, the KBIG Assets shall not include the KBIG(FM) studio and the equipment, furniture, fixtures, materials and supplies, inventories, spare parts and other tangible personal property located at the KBIG(FM) studio other than promotional, sales, marketing, and format specific programming materials and supplies, inventories and property.

                  At the closing of the Transaction, Bonneville will receive from Evergreen, free and clear of all liens, claims and encumbrances of every kind (other than customary permitted encumbrances), subject to all the terms and conditions of the Exchange Agreement, all of the WTOP Assets, the WGMS Assets and the KZLA Assets (the WTOP Assets, the WGMS Assets and the KZLA Assets are referred to collectively herein as the "Evergreen Assets"). In addition, Bonneville will receive the Cash Consideration at the closing. BIA will be used to appraise the assets and allocate the purchase price.

                  At the closing of the Transaction, Evergreen will receive from Bonneville, free and clear of all liens, claims and encumbrances of every kind (other than customary permitted encumbrances), subject to all the terms and conditions of the Exchange Agreement, all of the WDBZ Assets, the KLDE Assets and the KBIG Assets (the WDBZ Assets, the KLDE Assets and the KBIG Assets are referred to collectively herein as the "Bonneville Assets").
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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 5


                  The Evergreen Assets and the Bonneville Assets will not include cash, cash equivalents, accounts receivable, prepaid assets, securities, investments, deposits, prepayments, refunds of taxes for periods prior to the closing date, employee benefit plans or contracts of insurance, the proceeds thereof or claims thereunder or certain financial, accounting and management information software. Bonneville shall retain the right to use the 92 kHz sidebands of WDBZ(FM) and KBIG(FM) for the broadcast of public service programming (the LDS Radio Network) for a period of three (3) years after closing of the Transaction and thereafter until an offer is made by a third party to lease the sidebands. Bonneville shall have the right of first refusal to match any such offer. Evergreen shall retain the right to use the 92 kHz sideband of KZLA(FM), to the extent not already committed by Evergreen, for the same period, and at the same cost as Bonneville is using the 92 kHz sideband of KBIG(FM).

                  Closing of the Transaction shall occur within 10 days after all required regulatory approvals have become "final" and all closing conditions have been met. However, Evergreen may, in its sole discretion, defer closing up to March 31, 1998. In the event Evergreen so elects to defer closing, it shall be the responsibility of Evergreen to keep all necessary regulatory approvals effective throughout such deferral period until closing.

                  Except for Star Media, the parties have not engaged any brokers involved in the Transaction between Evergreen and Bonneville contemplated herein. Bonneville shall be solely liable for any obligation of Bonneville to Star Media arising from or as a result of this Transaction. Evergreen shall be solely liable for any obligation of Evergreen to Star Media arising from or as a result of this Transaction.

                  Bonneville and Evergreen agree to negotiate in good faith the terms of time brokerage agreements ("TBAs") under which Bonneville will purchase substantially all of the broadcast time on the Evergreen Stations and Evergreen will purchase substantially all of the broadcast time on the Bonneville Stations. Such TBAs shall commence on the tenth (10th) day after the expiration or early termination of the last waiting period applicable to the transfer of all of the Evergreen Stations and the Bonneville Stations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"). The TBAs for all of the Evergreen Stations and the Bonneville Stations shall commence at the same time. Under the TBAs, the programmer shall reimburse the other party for all its actual costs of operating the station(s) in question. Neither Bonneville nor Evergreen shall pay any additional TBA fee as programmer under the TBAs; provided, however, that, if Evergreen elects to defer the closing the Transaction, Evergreen shall pay to Bonneville an additional aggregate amount under the TBA(s) for the Bonneville Stations of Four Hundred Thousand Dollars ($400,000) per month beginning 20 days after all required regulatory approvals for the transaction have become "final."

                  The studios and offices of WTOP(AM) are co-located with those of radio station WASH(FM). Evergreen will move the WASH(FM) personnel and promotional, sales, marketing

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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 6


and format specific programming materials, supplies, inventories and property to the studio location presently used by WGMS(FM). Bonneville will move the WGMS(FM) personnel and promotional, sales, marketing and format specific programming materials, supplies, inventories and property to the WASH(FM) studio location. These studio and office relocations will be coordinated between the parties hereto and will take place within sixty (60) days of the effective date of the TBAs. However, the studio arrangements for WGMS(FM) and WASH(FM) shall be subject to further discussions by the parties to ensure that WASH(FM) will have adequate studio space.

                  As part of the TBAs, Evergreen will assign to Bonneville and Bonneville will assume all contracts, leases and other agreements of Evergreen relating to WTOP(AM) and WGMS(FM) (including contracts and agreements relating to personnel and union contracts, but excluding contracts, leases and agreements relating to the WGMS(FM) studio and other excluded assets). In addition, Evergreen will assign to Bonneville and Bonneville will assume all contracts, leases and other agreements of Evergreen relating to KZLA(FM) (including contracts and agreements relating to personnel and union contracts, the transmitter location, format and programming, but excluding contracts and agreements relating to the KZLA(FM) studio and other excluded assets).

                  As part of the TBAs, Bonneville will assign to Evergreen and Evergreen will assume all contracts, leases and other agreements of Bonneville relating to WDBZ(FM) and KLDE(FM) (including contracts and agreements relating to personnel and union contracts). In addition, Bonneville will assign to Evergreen and Evergreen will assume all contracts, leases and other agreements of Bonneville relating to KBIG(FM) (including contracts and agreements relating to personnel and union contracts, the transmitter location, format and programming, but excluding contracts, leases and agreements relating to the KBIG(FM) studio).

                  All contracts, leases and agreements of the parties to be assigned and assumed shall be assigned and assumed as of the effective date of the TBAs (except in all cases for studio and transmitter site leases), if any necessary third party consents can be timely obtained. Real estate leases and any other contracts to be assigned under the TBAs or the Exchange Agreement and not previously assigned shall be assigned at closing. Third party consents must be obtained for contracts, leases and agreements relating to each station's main antenna site.

                  Except as may be otherwise provided in the TBAs, neither party shall be required to assume or undertake to pay, satisfy or discharge any of the liabilities, obligations, commitments or responsibilities of the other party except for (a) liabilities of such party arising and accruing after closing or (b) liabilities, obligations, commitments or responsibilities arising under contracts assumed by such party.

                  Subject to specific exceptions subsequently agreed to by the parties, Bonneville shall offer employment as of the effective date of the TBAs to all employees of Evergreen
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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 7


employed at WTOP(AM) and WGMS(FM) and to the programming personnel of KZLA(FM) on terms and conditions of employment to be decided by Bonneville. Bonneville will assume responsibility for any severance for employees of the Bonneville Stations hired by Evergreen (other than employees under employment contracts) who are terminated by Evergreen within 60 days of the effective date of the TBAs. Evergreen will assume responsibility for any severance that may be owed to employees of the Bonneville Stations hired by Evergreen under any employment contract assumed by Evergreen.

                  Subject to specific exceptions subsequently agreed to by the parties, Evergreen shall offer employment as of the effective date of the TBAs to all employees of Bonneville employed at WDBZ(FM) and KLDE(FM) and to the programming personnel of KBIG(FM) on terms and conditions of employment to be decided by Evergreen. Evergreen will assume responsibility for any severance for employees of the Evergreen Stations hired by Bonneville (other than employees under employment contracts) who are terminated by Bonneville within 60 days of the effective date of the TBAs. Bonneville will assume responsibility for any severance that may be owed to employees of the Evergreen Stations hired by Bonneville under any employment contracts assumed by Bonneville.

                  In consideration of the effort and expense to be incurred by Bonneville and Evergreen between the date of this letter agreement and the date of the execution by the parties of the Exchange Agreement, the parties agree that (i) prior to October 15, 1997, they will not, directly or indirectly, solicit, encourage or consider alternative offers for the sale of all or part of the Bonneville Assets or the Evergreen Assets and (ii) neither party may make any press release or other disclosure relating to the transactions contemplated herein without the other party's advance consent. If the Option has not been exercised by October 15, 1997, the parties may consider alternative transactions, subject to the remaining rights under this Option.

                  It is the intention of the parties to undertake reasonable efforts to structure the transaction contemplated hereby so that it qualifies to the maximum extent possible as a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, provided however, none of the parties hereto shall have any responsibility for the tax consequences to any other party hereunder for said transactions and provided that this transaction is not conditioned on such qualification.

                  Bonneville and Evergreen will share equally all sales and transfer taxes and FCC and HSR filing fees.

                  The HSR filings for the transaction described herein shall be filed within three (3) business days of the execution by both parties of this letter. Such filings shall include copies of the fully executed letter. The FCC applications will be filed upon Exercise, unless the parties agree to file sooner.
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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 8


                  Each party hereto shall keep confidential and not disclose any information obtained from another party hereto pursuant to this letter and relating to the Transaction. If the Exchange Agreement is not executed by the parties as set forth herein, all information obtained by a party from another party shall be returned or destroyed (without retaining a copy thereof).

                  This letter agreement shall be governed by and construed in accordance with the laws of the District of Columbia, without regard to the choice of law rules utilized in that jurisdiction.



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Scott K. Ginsburg
Steven Dinetz
August 6, 1997
Page 9


                  Please indicate your agreement with the foregoing by executing and returning this letter to me.

                               Very truly yours,

                               BONNEVILLE INTERNATIONAL CORPORATION


                               By:        /s/ Bruce T. Reese
                                    --------------------------------------------
                                    Bruce T. Reese
                                    President and Chief Executive Officer


                               BONNEVILLE HOLDING COMPANY


                               By:        /s/ Robert A Johnson
                                    --------------------------------------------
                                    Robert A. Johnson
                                    Vice President

ACCEPTED AND AGREED TO:

EVERGREEN MEDIA CORPORATION


By:      /s/ Scott K. Ginsburg
         -----------------------------
Its:         Chairman and CEO
         -----------------------------


CHANCELLOR BROADCASTING COMPANY


By:      /s/ Steven Dinetz
         -----------------------------
Its:         President and CEO
         -----------------------------